Exhibit 12.1

Statement Regarding Computation of Ratios

Computation of Ratios

The following formulas were used to calculate the ratios in Financial Information and Supplementary Date, page 23, Selected Financial Data for the years ended December 31, 2012, 2011, 2010, 2009, and 2008, included in this report as Exhibit 13.1.

(Calculation)

Net income/Weighted average shares of common stock outstanding for the period

=     Earnings Per Share

	December 31,
	2012	2011	2010	2009	2008
Net Income	$2,537,760	$2,454,145	$2,339,281	$2,304,986	$2,205,511
Weighted Average Shares Outstanding	1,718,730	1,718,730	1,718,730	1,718,730	1,718,730
Per Share Amount	$1.48	$1.43	$1.36	$1.34	$1.28

(Calculation)

Cash dividends/Shares issued

=     Cash dividends declared per share

	December 31,
	2012	2011	2010	2009	2008
Cash dividends	$1,259,142	$1,256,139	$1,210,677	$1,207,952	$1,175,794
Shares issued	1,718,730	1,718,730	1,718,730	1,718,730	1,718,730
Per Share Amount	$0.73	$0.73	$0.70	$0.70	$0.68

(Calculation)

Stockholders’ equity/Shares issued

=     Book Value per share

	December 31,
	2012	2011	2010	2009	2008
Stockholders’ equity	$35,702,773	$34,526,510	$31,101,185	$30,806,237	$28,736,558
Shares issued	1,718,730	1,718,730	1,718,730	1,718,730	1,718,730
Per Share Amount	$20.77	$20.09	$18.10	$17.92	$16.72

(Calculation)

Net income/Total average assets

=     Return on average equity

	(In thousands)

	December 31,
	2012	2011	2010	2009	2008
Net income	$2,538	$2,454	$2,339	$2,305	$2,206
Total average assets	$293,601	$283,734	$273,778	$266,414	$258,275
Return on average assets	.86%	0.86%	0.85%	0.87%	0.85%

(Calculation)

Net income/Average stockholders’ equity

=     Return on average equity

	(In thousands)

	December 31,
	2012	2011	2010	2009	2008
Net income	$2,538	$2,454	$2,339	$2,305	$2,206
Total average stockholders’ equity	$31,608	$30,498	$29,415	$28,192	$27,295
Return on average equity	8.03%	8.05%	7.95%	8.18%	8.08%

(Calculation)

Average equity/Average stockholders’ equity

=     Average equity to average assets

	(In thousands)

	December 31,
	2012	2011	2010	2009	2008
Total average stockholders’ equity	$31,608	$30,498	$29,415	$28,192	$27,295
Total average assets	$293,601	$283,734	$273,778	$266,414	$258,275
Average equity to Average assets	10.90%	10.75%	10.74%	10.58%	10.57%

(Calculation)

Cash dividends per share/net income per share

=     Dividend payout ratio

	December 31,
	2012	2011	2010	2009	2008
Cash dividends per share	$0.73	$0.73	$0.70	$0.70	$0.68
Net Income per share	$1.48	$1.43	$1.36	$1.34	$1.28
Dividend Payout Ratio	49.32%	51.05%	51.47%	52.24%	53.13%

(Calculation)

Loans/Total deposits

=     Loan to deposit ratio

	December 31,
	2012	2011	2010	2009	2008
Loans	$99,387,344	$109,428,476	$121,367,066	$128,581,422	$124,634,785
Total deposits	$246,461,963	$239,177,006	$228,474,738	$221,245,997	$206,385,267
Loan to deposit ratio	40.33%	45.75%	53.12%	58.12%	60.39%